EXHIBIT 10.4

FOCUS ENHANCEMENTS, INC.
EXECUTIVE RESTRICTED STOCK
AGREEMENT

We are pleased to notify you that FOCUS ENHANCEMENTS, INC., a Delaware corporation (the “Company”) hereby grants to you a restricted stock award (“Award”) under the Focus Enhancements, Inc. 2004 Stock Incentive Plan (the “Plan”) to receive the shares of the Common Stock of the Company (the “Award Shares”) as described in your Notice of Award of Restricted Stock and this Restricted Stock Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS RESTRICTED STOCK AGREEMENT, THE AWARD IS SUBJECT TO AND MAY BE EXECUTED ONLY IN ACCORDANCE WITH THE PLAN.  ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS RESTRICTED STOCK AGREEMENT.  THE TERMS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE.  IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS IN THIS RESTRICTED STOCK AGREEMENT AND THE PLAN, THE PROVISIONS IN THE PLAN SHALL GOVERN.  A COPY OF THE PLAN IS ATTACHED AND IS AVAILABLE FOR YOUR INFORMATION FROM THE COMPANY.

1.     Grant of Award.  Subject to the terms of this Restricted Stock Agreement and the Plan, the Company hereby grants to you the Award for that number of shares of restricted stock set forth in the Notice of Award of Restricted Stock.

2.     Nontransferability of Award and Shares.  The Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession.  The designation of a beneficiary does not constitute a transfer.  You shall not sell, transfer, assign, pledge or otherwise encumber the shares subject to the Award until all vesting requirements have been met.

3.     Shareholder Rights.  Except as provided in Section 2, you shall have all of the rights of a stockholder of the Company, including the right to vote the shares and receive dividends and other distributions provided that distributions in the form of stock shall be subject to the same restrictions as the underlying restricted stock.

4.     Vesting and Earning of Award.

(a)           If you continue to serve the Company as an employee, officer, or director (such service is described herein as maintaining or being involved in a “Service Relationship” with the Company), then the Award shall vest in accordance with the Notice of Award of Restricted Stock.

The foregoing notwithstanding, this Award shall become immediately vested with respect to all the Award Shares hereunder if while you continue to maintain a Service Relationship with the Company a change of control as defined herein occurs.  For purposes of this Restricted Stock Agreement a “change in control” shall mean: (x) a merger or consolidation of the Company with or into, or the acquisition of the Company by, another entity, or (y) the sale of all or substantially all of the stock or assets of the Company in a transaction or series of related transactions such that the stockholders of the Company immediately prior to such event do not immediately after giving effect to such event beneficially own voting securities representing in the aggregate more than 50% of the combined voting power of the voting securities of the surviving entity or the entity purchasing such stock or assets (the “Surviving Entity”) or the members of the Board of Directors of the Company immediately prior to such event do not immediately after giving effect to such event constitute a majority of the Board of Directors of the Surviving Entity.

(b)           The Committee has sole authority to determine whether and to what degree the Award has vested and been earned and is payable and to interpret the terms and conditions of this Restricted Stock Agreement and the Plan.

5.     Termination of Employment.  In the event that your Service Relationship with the Company is terminated for any reason, other than death or disability as set forth in Section 6, and you have not yet earned all or part of the Award pursuant to Section 4, then the Award, to the extent not earned as of your termination date, shall be forfeited immediately upon such termination, and you shall have no further rights with respect to the Award or the Award Shares underlying that portion of the Award that have not yet been earned and vested.  You expressly acknowledge and agree that the termination of your Service Relationship with the Company shall result in forfeiture of the Award and the Award Shares to the extent the Award has not been earned and vested as of the date of his termination of service or employment.

6.     Death or Permanent Disability.  If your Service Relationship with the Company is terminated due to death or disability before the first anniversary of the Award Date, the entire Award is forfeited.  If your employment with the Company is terminated due to death or disability after the first anniversary of the Award Date, a pro-rata portion of the Award Shares, to the extent that the Award Shares are partially vested on the termination date, will be converted into Shares and issued to you or your legal representatives, beneficiaries, or heirs, as the case may be.  In determining the pro-rata portion of the Award Shares that are vested on the termination date, the Committee will consider the number of months worked by you during the 12-calendar month period immediately preceding the next anniversary of the Award Date under the following formula:

Number of Award Shares scheduled to vest on the next anniversary of the Award Date	multiplied by	[Number of calendar months worked by you during the 12-month period immediately prior to the next anniversary of the Award Date] divided by 12

You will be deemed to have worked a calendar month if you have worked any portion of that month.  The Committee’s determination of vested Award Shares shall be in whole Award Shares only and shall be binding on you.

7.     Settlement of Award.  The Committee shall determine whether the Award, if earned in accordance with Section 4 herein, is payable in cash or whole shares of Common Stock, or partly in cash and partly in whole shares of Common Stock.  The Company shall not be obligated to deliver any shares hereunder for such period as may be required by it in order to comply with applicable federal or state statutes, laws and regulations.

8.     No Acquired Rights.  You agree and acknowledge that:

(a)                  the Plan is discretionary in nature and that the Company can amend, cancel, or terminate it at any time;

(b)                  the grant of this Award under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any Awards or benefits in lieu of any Awards, even if Awards have been granted repeatedly in the past and regardless of any reasonable notice period mandated under local law;

(c)                  the value of this Award is an extraordinary item of compensation which is outside the scope of your employment contract, if any;

(d)                  this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement benefits, or similar payments;

(e)                  this Award shall expire upon termination of your Service Relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan and this Restricted Stock Agreement;

(f)                   the future value of the shares awarded under the Plan is unknown and cannot be predicted with certainty;

(g)                  no claim or entitlement to compensation or damages arises from the termination of this Award or diminution in value of this Award or Award Shares purchased under the Plan and you irrevocably release the Company from any such claim; and

(h)                  your participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate your employment relationship at any time, with or without cause.

9.     Tax Withholding.

(a)           The Company will assess its requirements regarding tax, social security, and other applicable taxes (“Tax Items”) in connection with the Award. These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, you acknowledge and agree that the ultimate liability for Tax Items is your responsibility.  You acknowledge and agree that the Company and/or your employer:

(i)            make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including the subsequent sale of Award Shares acquired under the Plan; and

(ii)           do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax Items.

(b)           Prior to the settlement of the Award, you must pay or make adequate provisions for the withholding of Tax Items.  You authorize the Company to collect the Tax Items by withholding from the delivery of the Award Shares a whole number of shares with a value equal to or in excess of the minimum withholding obligation for Tax Items. The amount withheld in excess of the minimum withholding obligation for Tax Items should not exceed the Fair Market Value of one share of Common Stock on the vesting date.  The Company or your employer will remit the total amount withheld for Tax Items to the appropriate tax authorities. You shall pay to the Company or your employer any amount of any Tax Items that the Company or your employer may be required to withhold as a result of participation in the Plan that cannot be satisfied by the means previously described.

10.   Fractional Award Shares.  In the event that the Award is settled in shares as set forth in Section 7 and in the event that you are vested in a fractional portion of an Award Share (a “Fractional Portion”), such Fractional Portion shall not be converted into a share or issued to you.  Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Award Shares; provided, however, if a subsequent Fractional Portion is received by you prior to the final vesting date for the Award Shares, it may be added to an existing Fractional Portion accrued by you under this Award such that the resulting sum would be equal to or greater than a whole Share, then such Fractional Portions shall be converted into one share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted.  Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be paid in cash to you at the same time as the conversion of the remaining Award Shares.

11.   Administration.  The authority to construe and interpret this Restricted Stock Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee (as such term is defined in the Plan), and the Committee shall have all powers with respect to this Restricted Stock Agreement as are provided in the Plan.  Any interpretation of the Restricted Stock Agreement by the Committee and any decision made by it with respect to the Restricted Stock Agreement is final and binding.

12.   Adjustments Upon Changes in Capitalization.  In the event of any change in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-up, combinations or exchanges of shares and the like, the aggregate number or class of shares subject to this Award immediately prior to such event shall be appropriately adjusted by the Board of Directors in accordance with the terms of the Plan, and such adjustment shall be conclusive.

13.   Superseding Agreement; Binding Effect.  This Restricted Stock Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award or any related rights, and you hereby waive any rights or claims related to any such statements, representations or agreements.  This Restricted Stock Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

14.   Governing Law.  Except as otherwise provided in the Plan or herein, this Restricted Stock Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of any state.

15.   Amendment and Termination; Waiver.  Subject to the terms of the Plan, this Restricted Stock Agreement may be modified or amended only by the written agreement of the parties hereto.  The waiver by the Company of a breach of any provision of the Restricted Stock Agreement by you shall not operate or be construed as a waiver of any subsequent breach by you.

16.   Notices.  Except as may be otherwise provided by the Plan, any written notices provided for in this Restricted Stock Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt.  Notice may also be provided by electronic submission, if and to the extent permitted by the Committee.  Notices shall be directed, if to you, at your address indicated by the Company’s records, or if to the Company, at the Company’s principal office, attention Secretary.

17.   Severability.  The provisions of this Restricted Stock Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.   Counterparts; Further Instruments. This Restricted Stock Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Restricted Stock Agreement.

In signing below, you hereby agree to the terms of this Restricted Stock Agreement and the Plan and acknowledge receipt of a copy of the Plan.

EMPLOYEE:

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